Value Consulting Announces Name and Management Changes

HOWELL, Mich., Aug. 14 /PRNewswire-FirstCall/ -- Value Consulting, Inc. (OTC Bulletin Board: VCSL - News) announces today that is changing its name to Smarts Oil & Gas. With the success and overwhelming interest of Smarts as a subsidiary of Value Consulting, we have shifted our business model to focus on the Oil and Gas industry.

Smarts Oil & Gas will also have a new management that will consist of Daniel Seifer as CEO, Don Quarterman as CFO, and Eddie McGarraugh on our board of directors. Brian Ramsey will step down from his position and remain a consultant to the company.

Smarts Oil & Gas currently owns and operates multiple oil and gas leases, collectively the Gamm leases. Per a recent reserve report, the Gamm leases have a total of approximately 5.5 million barrels of primary recoverable oil over 223 acres of land in the Lake Caddo Parish in Northern Louisiana. We are currently in the process of turning on 60 existing wells on the property and have plans to drill an additional 30+ wells. The Company will issue another press release later this week with the progress of our project.

Daniel Seifer, CEO states, "We are extremely excited about the Gamm property and the very large amount of proven primary oil reserves on it. We have a plan in place to have approximately 90 wells online by the end of the first quarter of 2007. The Company is also pursuing other leases that will help bring large revenues and profits to Smarts Oil & Gas. Eddie McGarraugh is a key addition to our team. He has over 30 years experience in the Oil & Gas industry and will be able to help Smarts find and negotiate terms on other highly profitable leases. Don Quarterman has over 15 years experience working in the public markets and assisting companies with strategic consulting, accounting, filings, and SEC and NASD compliance. Smarts Oil & Gas has just started developing the key team members it's going to need to make this a very large Oil & Gas company, which is everyone's goal. We appreciate the support of the public and our shareholders and will give you our best efforts to increase the value of the company for everyone who is involved. Don Quarterman and myself have agreed not to take any salary for at least the remainder of 2006 in order to help increase cash flow and show our dedication to the rapid growth of this company."

ABOUT SMARTS OIL & GAS

Smarts Oil & Gas was created to pursue an interest in the burgeoning oil and gas market. Smarts Oil and Gas' initial entry into the market was the acquisition of several leases located in northern Louisiana. The leases, collectively the "Gamm Lease", are estimated to have 5,596,125 barrels of primary recoverable oil reserves. Smarts Oil and Gas will continuously pursue any opportunity to acquire other attractive oil and gas areas that can add value to the Company and its shareholders. The company will focus on leases and properties with proven oil reserves and high potential for large profit margins. We are in the process of creating a website, www.smartsoilandgas.com. In the interim, for additional information on Smarts Oil & Gas please visit our website at www.valueconsultingcorp.com.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:
Don Quarterman
770-900-4856
ir@valueconsultingcorp.com